Exhibit 99.1

Avalon Holdings Corporation

One American Way ● Warren, OH 44484-5555 ● Phone: (330) 856-8800 ● Fax: (330) 856-8480

AVALON HOLDINGS CORPORATION RECENT TRADING ACTIVITY

WARREN, Ohio (July 30, 2018) – Avalon Holdings Corporation (NYSE American:  AWX) (“Avalon” or the “Company”) has announced today that the Company has received numerous inquiries regarding recent trading activity in the Company’s stock.  The Company has reviewed the Form 3 filed with the Securities and Exchange Commission on July 27, 2018.  The entity filing the Form 3 is not affiliated with the Company and Avalon has no information about that entity’s intentions regarding its holdings.

In response to inquiries regarding a potential change in control, Mr. Ronald Klingle, Chairman and Chief Executive Officer of the Company, holds approximately 67% of the voting power in Avalon, and has advised the Company that he has no present plans to divest any of his holdings. Further information regarding the voting rights of the Company’s shareholders is included in the Company’s filings with the Securities and Exchange Commission, including its most recent proxy statement filed on March 16, 2018.

While the Company is confident in its business plan, it has made no recent material changes to that plan and is unaware of any information or events that would warrant the stock activity over the last five days other than the purchases disclosed in the Form 3.

Avalon Holdings Corporation provides waste management services to industrial, commercial, municipal and governmental customers in selected northeastern and midwestern U.S. markets, captive landfill management services and salt water injection well operations. Avalon Holdings Corporation also owns Avalon Resorts and Clubs Inc., which includes the operation of a hotel and its associated amenities, three golf courses and related country clubs and facilities.

-end-